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                                                                    Exhibit 99.8

                          SUBSCRIPTION AGENT AGREEMENT

DATE: __________, 2005

HSBC Bank USA, National Association
One Hanson Place, Lower Level
Brooklyn, New York 11243
Attn.: Corporate Trust

Ladies and Gentlemen:

      Pursuant to a proposed rights offering (the "Rights Offering"), Blue Ridge Real Estate Company, a Pennsylvania corporation ("Blue Ridge"), and Big Boulder Corporation, a Pennsylvania corporation ("Big Boulder" and, together with Blue Ridge, the "Company"), are issuing to holders of record of the outstanding shares of common stock, no par value, of the Company (the "Common Stock"), at the close of business on March 23, 2005 (the "Record Date"), rights to subscribe for and purchase (each a "Right") one (1) share of Common Stock for each 4.798 shares of Common Stock a shareholder owns at a purchase price of $38.00 per share (the "Subscription Price"), upon the terms and conditions set forth herein. A total of 407,894 shares of Common Stock are to be offered pursuant to the Rights Offering. The term "Subscribed" shall mean submitted for purchase from the Company by a shareholder in accordance with the terms of the Rights Offering, and the term "Subscription" shall mean any such submission. The Rights Offering will expire at 5:00 p.m., New York City time, on May 9, 2005 (the "Expiration Time"), unless the Company shall have extended the period of time for which the Rights Offering is open, in which event the term "Expiration Time" shall mean the latest time and date at which the Rights Offering, as so extended by the Company from time to time, shall expire.

      The Company filed a Registration Statement on Form S-1 (File No. 333-121855), as amended (the "Registration Statement"), relating to the Rights Offering with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement was declared effective on _______, 2005. The terms and conditions of the Rights Offering are more fully described in the prospectus forming part of the Registration Statement as it was declared effective (the "Prospectus"), and the accompanying "Instructions for Use of the Use of Blue Ridge and Big Boulder Rights Subscription Certificates" (the "Instructions"). Copies of the following documents are attached hereto as the following exhibits:

      -     Exhibit 1 - the Prospectus;

      -     Exhibit 2 - the Instructions;

      -     Exhibit 3 - form of Notice of Guaranteed Delivery;

      -     Exhibit 4 - form of Notice to Shareholders of Subscription Rights;

      - Exhibit 5 - form of Letter to Security Dealers, Commercial Banks, Trust Companies and Other Nominees;

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      -     Exhibit 6 - form of Client Prospectus Letter;

      -     Exhibit 7 - form of Nominee Holder Certificate; and

      -     Exhibit 8 - Beneficial Owner Election Form.

      Exhibits 1 through 8 herein, together with Exhibit 9, which is described below, shall be referred to collectively in this Agreement as the "Subscription Documents."

      All terms used and not defined in this Subscription Agent Agreement (this "Agreement") shall have the same meaning as in the Prospectus. Promptly after the Record Date, you, as transfer agent for the Common Stock (in such capacity, the "Transfer Agent"), will provide the Company with a list of holders of Common Stock who each own at least 4.798 shares of Common Stock as of the Record Date (the "Record Shareholders List").

      The Rights are evidenced by non-transferable rights subscription certificates (the "Certificates"), the form of which is annexed hereto as
Exhibit 9. The Certificates entitle the Rights holders to subscribe, upon payment of the Subscription Price, for shares of Common Stock at the rate of one
(1) share for each Right evidenced by a Certificate (the "Basic Subscription Privilege"). No fractional shares of Common Stock will be issued. In addition, subject to pro-rata allocation, each Right also entitles the holder thereof, so long as such holder has fully exercised the holder's Rights pursuant to the Basic Subscription Privilege, to subscribe at the Subscription Price for additional shares of Common Stock, not to exceed the number of shares of Common Stock available for such holder to purchase under its Basic Subscription Privilege (the "Over-Subscription Privilege"), subject to proration. Shares of Common Stock will be available for purchase pursuant to the Over-Subscription Privilege only to the extent that all the shares of Common Stock are not Subscribed for through the exercise of the Basic Subscription Privilege by the Expiration Time. Reference is made to the Prospectus for a complete description of the Basic Subscription Privilege and the Over-Subscription Privilege.

      The Company hereby appoints you as Subscription Agent (the "Subscription Agent") for the Rights Offering and agrees with you as follows:

      1. You will perform such duties and only such duties as are specifically set forth herein or in the section of the Prospectus captioned the "The Rights Offering" or in the Subscription Documents accompanying the Prospectus and such duties which are necessarily incidental thereto; provided however, that in no way will your general duty to act in good faith be discharged by the foregoing.

      2. As Subscription Agent, you are authorized and directed to:

            (A) Issue the Certificates and shares of Common Stock purchased pursuant thereto in accordance with this Agreement in the names shown on the Record Shareholders List, keep such records as are necessary for the purpose of recording such issuance, and furnish a copy of such records to the Company. You shall indicate the address of and the number of Rights issued to each such holder on the face of the Certificates and affix such other identifying information as you deem necessary to identify each particular shareholder upon return of the executed Certificates. The Certificates may be signed on behalf of the Subscription Agent by the manual or facsimile signature of a Vice President or Assistant Vice President of the Subscription Agent, or by the manual signature of any of its other authorized officers.

            (B) Promptly after you prepare the Record Shareholders List:

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                  (i) mail or cause to be mailed, by first class mail, to each
Rights holder whose address of record is within the United States, (a) a Certificate evidencing the Rights to which such holder is entitled under the Rights Offering, (b) a copy of the Subscription Documents and (c) a return envelope addressed to the Subscription Agent; and

                  (ii) mail or cause to be mailed, by first class mail, to each Rights holder whose address of record is outside the United States, or is an A.P.O. or F.P.O. address (a) a copy of the Prospectus, (b) a Notice of Guaranteed Delivery and (c) the Instructions. You shall refrain from mailing Certificates issuable to any Rights holder whose address of record is outside the United States, or is an A.P.O. or F.P.O. address, and you shall hold such Certificates for the account of such Rights holder subject to such Rights holder making satisfactory arrangements with the Subscription Agent for the exercise of the Rights evidenced thereby, and follow the instructions of such holder for the exercise of such Rights if such instructions are received at or before 11:00 a.m., New York City time, on or before the third business day prior to the Expiration Time.

            (C) Accept Subscriptions upon the due exercise (including payment of the Subscription Price) on or prior to the Expiration Time of Rights in accordance with the terms of the Certificates and the Prospectus.

            (D) Accept Subscriptions, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including, without limitation, proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person if such Subscription is accompanied by proper payment for the total number of shares of Common Stock Subscribed for and:

                  (i) if the Certificate is registered in the name of a fiduciary and is executed by, and the shares of Common Stock are to be issued in the name of, such fiduciary;

                  (ii) if the Certificate is registered in the name of joint tenants and is executed by one of the joint tenants, provided the certificate representing the shares of Common Stock is issued in the names of, and is to be delivered to, such joint tenants;

                  (iii) if the Certificate is registered in the name of a corporation and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the shares of Common Stock are to be issued in the name of such corporation; or

                  (iv) if the Certificate is registered in the name of an individual and is executed by a person purporting to act as such individual's executor, administrator or personal representative, provided that the shares of Common Stock are to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that he purports to be.

            (E) Accept Subscriptions not accompanied by Certificates if submitted by a firm having membership in the New York Stock Exchange or another national securities exchange or a member of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office in the United States together with the Notice of Guaranteed Delivery and accompanied by proper payment for the total number of shares of Common Stock Subscribed for.

            (F) Refer to the Company for specific instructions as to acceptance or rejection of Subscriptions received after the Expiration Time, Subscriptions not authorized to be accepted pursuant to

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this Paragraph 2, and Subscriptions otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the Certificates.

            (G) Upon acceptance of a Subscription:

                  (i) hold all monies received in a special separate and segregated account for the benefit of the Company;

                  (ii) promptly following the Expiration Time, you shall distribute to the Company the funds in such account and cause delivery of the share certificates evidencing the shares of Common Stock issuable with respect to Subscriptions which have been accepted to the applicable Rights holders;

                  (iii) advise the Company daily by telecopy and confirm by letter, or by electronic mail, to the attention of Christine A. Liebold (chrisl@jfbb.com) (the "Company Representative") as to the total number of shares of Common Stock Subscribed for, the total number of shares of Common Stock sold, and the amount of funds received, with cumulative totals for each; and in addition, advise the Company Representative, by telephone at (570) 443-8433, ext. 1028, confirmed by telecopy or by electronic mail, of the amount of funds received identified in accordance with (i) above, deposited, available or transferred in accordance with (i) above, with cumulative totals; and

                  (iv) as promptly as possible but in any event on or before 3:30 p.m., New York City time, on the first full business day following the Expiration Time, advise the Company Representative in accordance with (iii) above of the number of shares of Common Stock Subscribed for pursuant to the Basic Subscription Privilege, the number of shares of Common Stock Subscribed for pursuant to the Over-Subscription Privilege, the number of Subscription guarantees received and shares of Common Stock Subscribed for pursuant to such guarantees, and the number of shares of Common Stock unsubscribed for.

            (H) Upon completion of the Rights Offering, you, as Transfer Agent, shall issue shares of Common Stock Subscribed for in the same form, certificated or book-entry, as the shares of Common Stock held by the subscriber exercising Rights for such shares of Common Stock.

            (I) If a shareholder exercised its Over-Subscription Privilege and is allocated less than all of the shares of Common Stock for which it Subscribed, you shall take such action as reasonably requested by the Company to return the excess funds such shareholder paid for the shares of Common Stock not allocated to such shareholder, without interest or deduction.

      3. You will follow your regular procedures to attempt to reconcile any discrepancies between the number of shares of Common Stock that any Certificate may indicate are to be issued to a shareholder and the number that the Record Shareholders List indicates may be issued to such shareholder. In any instance where you cannot reconcile such discrepancies by following such procedures, you will consult with the Company for instructions as to the number of shares of Common Stock, if any, you are authorized to issue. In the absence of such instructions, you are authorized not to issue any shares of Common Stock to such shareholder.

      4. You will examine the Certificates received by you as Subscription Agent to ascertain whether they appear to you to have been completed and executed in accordance with the Instructions. In the event you determine that any Certificate does not appear to you to have been properly completed or executed, or where the Certificates do not appear to you to be in proper form for Subscription, or any other irregularity in connection with the Subscription appears to you to exist, you will follow, where

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possible, your regular procedures to attempt to cause such irregularity to be corrected. You are not authorized to waive any irregularity in connection with the Subscription, unless you shall have received from the Company the Certificate which was delivered, duly dated and signed by an authorized officer of the Company, indicating that any irregularity in such Certificate has been cured or waived and that such Certificate has been accepted by the Company. If any such irregularity is neither corrected nor waived, you will return to the subscribing shareholder (at your option by either first class mail under a blanket surety bond or insurance protecting you and the Company from losses or liabilities arising out of the non-receipt or nondelivery of Certificates or by registered mail insured separately for the value of such Certificates) to such shareholder's address as set forth in the Subscription, any Certificates surrendered in connection therewith, any other documents received with such Certificates and a letter of notice explaining the reasons for the return of the Certificates and other documents.

      5. Each document received by you relating to your duties hereunder shall be dated and time stamped when received.

      6. (A) For so long as this Agreement shall be in effect, the Company will reserve for issuance and keep available free from preemptive rights a sufficient number of shares of Common Stock to permit the exercise in full of all Rights issued pursuant to the Rights Offering. Subject to the terms and conditions of this Agreement, you, as the Transfer Agent, will issue the appropriate number of shares of Common Stock, as required from time to time in order to effectuate the Subscriptions.

            (B) The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States of America or any political subdivision thereof, to insure that all shares of Common Stock issuable upon the exercise of the Certificates at the time of delivery of the share certificates therefor (subject to payment of the Subscription Price) will be duly and validly issued and fully paid and nonassessable shares of Common Stock.

            (C) Except as set forth in the Prospectus, the Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under United States federal and state laws which may be necessary or appropriate in connection with the issuance, sale and delivery of the shares of Common Stock issued upon exercise of the Rights.

      7. If shares of Common Stock are to be delivered by you to a person other than the person in whose name a surrendered Certificate is registered, you will issue no such shares until the Certificate so surrendered has been properly endorsed and the person requesting such exchange has paid any transfer or other taxes or governmental charges required by reason of the issuance of the shares of Common Stock in a name other than that of the registered holder of the Certificate surrendered, or has established to your satisfaction that any such tax or charge either has been paid or is not payable.

      8. Should any issue arise regarding tax reporting or withholding, you will take such action as the Company instructs you in writing.

      9. As agent for the Company hereunder, you:

            (A) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by you and the Company;

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            (B) shall be regarded as making no representations and having no responsibilities as to the validity, value, or genuineness of any Certificates surrendered to you hereunder or shares of Common Stock issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Rights Offering;

            (C) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

            (D) shall not be liable to the Company for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without gross negligence, willful misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may reasonably rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

            (E) may reasonably rely upon any statement, request, comment, agreement or other instrument whatsoever, not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

            (F) may rely on and shall be protected in acting upon written notice or oral instructions from any authorized officer of the Company;

            (G) shall not advise any person exercising Rights pursuant to the Rights Offering as to whether to exercise or refrain from exercising all or any portion of such person's Rights or as to the market value, decline or appreciation in market value of the Common Stock that may or may not occur as a result of the Rights Offering or as to the market value of the Common Stock;

            (H) may consult with counsel with respect to any questions relating to your duties and responsibilities, and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in reliance thereon; and

            (I) are not authorized, and shall have no obligation, to pay any brokers or dealers, or soliciting fees to any person.

      10. In the event any question or dispute arises with respect to the proper interpretation of the Rights Offering or your duties hereunder or the rights of the Company or of any shareholders surrendering Certificates pursuant to the Rights Offering, you shall not be required to act and shall not be held liable or responsible for your refusal to act until the question or dispute has been judicially settled (and, if appropriate, you may, at the expense of the Company, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter which is no longer subject to review or appeal, or settled by a written document satisfactory to you and executed by the Company and each such shareholder and party.

      11. For your services as Subscription Agent hereunder, the Company shall pay to you compensation in accordance with Exhibit A attached hereto, together with reimbursement for out-of-

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pocket expenses, including reasonable fees and disbursements of counsel not to exceed $5,000, subject to the receipt of reasonably satisfactory documentation thereof and in accordance with Exhibit A.

      12. Each of Blue Ridge and Big Boulder represents and warrants that (a) it is duly incorporated and presently subsisting under the laws of the Commonwealth of Pennsylvania, (b) the making and consummation of the Rights Offering and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the articles of incorporation or bylaws of either Blue Ridge or Big Boulder and (c) this Agreement has been duly executed and delivered by each of Blue Ridge and Big Boulder and constitutes a valid and binding obligation of it.

      13. You hereby acknowledge receipt of the Prospectus, the Subscription Documents and the other documents associated with the Rights Offering attached hereto and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus, the Subscription Documents and such other forms (as they may be amended from time to time), on the other hand, shall be resolved in favor of the Prospectus, the Subscription Documents and such other forms, except with respect to the duties, liabilities and indemnification of you as Subscription Agent, which shall be controlled by this Agreement.

      14. The Company agrees to indemnify and hold you harmless in your capacity as Subscription Agent hereunder against any liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with your appointment as Subscription Agent and the performance of your duties hereunder, including, without limitation, any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any exercise of Rights or effecting the issuance of any shares of Common Stock upon the exercise of Rights reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any exercise of Rights or effect any issuance of shares of Common Stock upon the exercise of Rights; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence, willful misconduct or bad faith. In each case, you shall notify the Company, by letter or facsimile transmission of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit and the Company does not retain counsel satisfactory to you to defend such suit, you may retain counsel to defend you in such suit and the Company shall pay the reasonable fees and expenses of such counsel.

      15. This Agreement and your appointment as Subscription Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Without limitation of the foregoing, the parties hereto expressly agree that no shareholder of the Company shall have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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      16. If any part of this Agreement, for any reason, is declared invalid, illegal or unenforceable, it shall be deemed restated to reflect as nearly as possible in accordance with applicable law the original intentions of the parties. The remainder of this Agreement shall continue in effect as if the Agreement had been entered into without the invalid, illegal or unenforceable portion.

      17. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be an original hereof, and it will not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

      18. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

      19. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile), shall be effective upon receipt and shall be given to such party, addressed to it, as its address or facsimile number set forth below:

            If to the Company:

                  Blue Ridge Real Estate Company
                  Big Boulder Corporation
                  Route 940 and Mosey Wood Road
                  Blakeslee, Pennsylvania 18610
                  Facsimile No. (570) 443-7642
                  Attention: Eldon Dietterick

                  with a copy to:

                  Morgan, Lewis & Bockius LLP
                  1701 Market Street
                  Philadelphia, PA  19103
                  Facsimile No. (215) 963-5001
                  Attention: Joanne R. Soslow, Esq.

            If to the Exchange Agent:

                  HSBC Bank USA, National Association
                  One Hanson Place, Lower Level
                  Brooklyn, New York 11243
                  Facsimile No.: (718) 488-4488
                  Attention: Corporate Trust

      20. The Company may terminate this Agreement at any time by so notifying you in writing. You may terminate this Agreement upon 30 days' prior written notice to the Company. Unless terminated earlier by the parties hereto in accordance with prior sentences, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, this Paragraph 20 and Paragraphs 9, 11, 14 and 15 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company or its designee(s) any certificates, funds or other property (including, without limitation, Subscription Documents and any other documents relating to the Rights Offering) then held by you as Subscription Agent under this Agreement.

      21. Neither party may assign this Agreement without the prior written consent of the other party.

      22. This Agreement shall be binding and effective as of the date hereof.

      Please acknowledge receipt of this letter and confirm your agreement concerning your appointment as Subscription Agent, and the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.

                                            Very truly yours,

                                            BLUE RIDGE REAL ESTATE
                                            BIG BOULDER CORPORATION

                                            By: ________________________________
                                                Name:
                                                Title:

Accepted as of the date above first written:

HSBC BANK USA, NATIONAL
ASSOCIATION, as Subscription Agent

By: ________________________________
    Name:
    Title:

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Exhibit 1          Prospectus

Exhibit 2 Instructions for Use of Blue Ridge and Big Boulder Rights Subscription Certificates

Exhibit 3          Notice of Guaranteed Delivery

Exhibit 4          Form of Notice to Shareholders of Subscription Rights

Exhibit 5 Form of Letter to Security Dealers, Commercial Banks, Trust Companies and Other Nominees

Exhibit 6          Form of Client Prospectus Letter

Exhibit 7          Form of Nominee Holder Certificate

Exhibit 8          Form of Beneficial Owner Election Form

Exhibit 9          Form of Rights Subscription Certificate

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                                    EXHIBIT A

                     SCHEDULE OF FEES AS SUBSCRIPTION AGENT